EXHIBIT 14

Code of Conduct

Ethical, Legal and Business Conduct Policies
                                                            September 30, 2004
            Dear Employee:

            We are the beneficiaries of a proud tradition established by DeWitt and Lila Wallace and built by many other people who have devoted their talents and loyalty to Reader's Digest over the years.

            I take great pride in our Company, and the ethics and values demonstrated by its employees and directors. The Company's success in conducting business in many countries around the world depends on our ability to adapt to diverse economic, political and social environments in a manner consistent with our values. Many of these values are contained in the Company's Ethical, Legal and Business Conduct Policies (also known as the Code of Conduct). These policies guide us in all aspects of our business lives.

            We took a new look at our Code of Conduct in light of the issues and events that have rocked the corporate world in the past year and the new regulatory environment in which we operate. I'm proud to say that our existing Code anticipated many of these concerns. Nonetheless, we believe the Code (1) could be even clearer, (2) should include additional examples of conduct to be avoided, and (3) should explicitly provide that, in certain circumstances, any waivers of the Code must be approved by the Board of Directors or its Audit Committee. Therefore, this new version of the Ethical, Legal and Business Conduct Policies replaces the version that was issued in 1999.

            These policies are designed to allow business units to implement them in a manner suitable to the geographical areas in which they operate. These policies are in addition to (and not in substitution of) other policies of the Company (including but not limited to our Human Resources Policies, Practices, and Procedures and Proprietary Information Policy).

            Our goal of increasing the financial return to our stockholders is acceptable only with the observance of high ethical standards. In fact, I strongly believe that we cannot sustain our success without maintaining such standards. We all must clearly understand that engaging in illegal or unethical practices in an effort to meet a perceived business objective is never justified. Such practices jeopardize the Company's hard-earned reputation and future well-being, and will not be condoned or tolerated.

            Situations are likely to arise that may require interpretation of these policies. In such cases, you should seek the guidance of your immediate manager or supervisor, or the General Counsel, Chief Financial Officer, Chief Human Resources Officer or me. Although this Code contains standards, and includes specific examples, you should always err on the side of seeking advice or avoiding circumstances or activities that could reflect poorly on you or the Company.

            I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

            Sincerely,
            Thomas O. Ryder
            Chairman and Chief Executive Officer


                                     BUSINESS ETHICS


            We must maintain the kind of corporate conduct and achievement that will keep us and our successors proud to be Reader's Digest employees and will continue to give us a competitive advantage. It is the policy of the Company that the Company and its directors, officers and employees shall observe the highest standards of business and personal conduct in their activities that relate to the Company's business, including:

            (a)   honesty and candor in their activities;

            (b) compliance with the spirit, as well as the letter, of all applicable laws, rules, and regulations (notwithstanding the discussion in this Code of certain specific applicable laws);

            (c) avoidance of conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts;

            (d)   maintenance of the Company's reputation; and

            (e) avoidance of activities that might reflect adversely on the Company.

            Some examples follow:

            (1) Conflicts of Interest

            Members of the Board of Directors ("Directors") and employees must avoid conflicts between their personal interests and the interests of the Company. A conflict situation can arise when a Director or employee takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively. The following examples are illustrative of the kinds of conflicts that must be avoided:

            (a) No Director or employee may hold an interest -- proprietary, financial or otherwise -- in any supplier, customer or competitor of the Company. It is not a violation of this policy if (i) a Director or employee beneficially owns an interest of less than one percent of a company whose stock is publicly traded or (ii) the ownership of the interest would not disqualify the Director under any standards that are adopted by the Board of Directors regarding independence from management or conflicts of interest.

            (b) Directors and employees may not seek to profit from confidential information or business opportunities that become known to them as a result of their position.

            (c) Employees who perform specialized services for the Company (such as marketing, data processing and editorial services) may not perform similar services for a competitor.

            (d) Directors and employees may not conduct business on behalf of the Company with any relative or member of their household, or with any company of which such person is an officer, director or substantial owner or in which such person holds a position of influence or under circumstances in which such person is likely to benefit directly from the arrangement.

            (e) If a Director or employee becomes aware that a relative or member of his or her household has sold, licensed, or otherwise provided, or has offered to sell, license or otherwise provide, goods or services (including editorial material) to the Company, the director or employee must disclose such as follows:

                        (1) an employee must disclose such to the Chief Executive Officer, General Counsel, Chief Human Resources Officer or Chief Financial Officer;

                        (2) any Executive Officer, including the Chief Executive Officer, and any direct report of the Chief Executive Officer level 15 or higher, must disclose such to the Audit Committee of the Board of Directors; and

                        (3) a Director must disclose such to the Board of Directors.

                        Further, the Director or employee may not be involved in evaluating, approving, negotiating, or managing the sale, license, or provision to the Company of the goods or services.

            (f) No employee may serve as a member of a board of directors of any other company (except a not-for profit organization) without the permission of the Chief Executive Officer (or, in the case of the Chief Executive Officer, without the permission of the Corporate Governance Committee of the Board of Directors or the Board of Directors).

            (g) No employee may act as director, officer, partner, employee, agent or consultant for a supplier, customer or competitor.

            (h) Directors and employees and their relatives and members of their household may not receive gifts, contributions, gratuities, loans, discounts, or favors from customers, suppliers or others with whom the Company does (or seeks to do) business that would not otherwise be available to them, except (i) casual entertainment or gifts of small value consistent with accepted business practice in the country and industry involved, and (ii) loans from financial institutions on prevailing terms and conditions. The terms "gift", "loan", "favor", and "contribution" are used herein in the broadest sense. They apply to any expressed or implied promise to provide anything of value, regardless of form, whether in money, property or services, including the use of facilities or personnel.

            (i) Directors and employees may not use Company property, funds, facilities, personnel, information, or other resources, for personal benefit.

            (j) For purposes of this Code, the term "relative" includes, but is not limited to, children, parents, siblings, spouses, in-law, adoptive, and "step" relationships, and relationships through marriage.

            (2)   Appearance of Conflict of Interest

            Even the appearance of a conflict between personal gain and the interest of the Company damages the trust and confidence on which the Company's reputation rests. Appearance of such a conflict may be just as damaging to the reputation of the Company as a real conflict. From time to time, all Directors and employees must take an objective look at their actions and inquire whether or not a reasonable, disinterested observer -- a customer, a supplier, a stockholder, an acquaintance, an examiner or a government representative -- would have grounds to believe either that business is conducted with the Company on the basis of favoritism, friendship, family ties, or the giving and receiving of gifts, rather than being conducted on the basis of merit and business judgment, or that the resources of the Company are available to support the personal activities of a Director or an employee.

            (3)   Commercial and Government Relations

            Relationships with customers, suppliers, competitors, employees and government officials must be based on fair dealing and competition in quality, price and service and on compliance with applicable laws and regulations. The giving of gifts, loans or favors in an effort to sell products or services or to influence business, labor or governmental decisions is prohibited. Similarly, a payment that is not permitted to be made by the Company must not be made indirectly through an officer, employee, relative, agent, broker, trade association, consultant or other third party who is provided or reimbursed with funds for that purpose by the Company, or who receives funds from the Company under circumstances giving rise to concern that the individual or entity may be diverting some part of them to such purpose. The following are illustrative of prohibited gifts, loans, or favors:

            (a) to any foreign or domestic government official or employee for any purpose, including to influence the enactment or the interpretation of any law or regulation affecting the Company;

            (b) to any third party intended for ultimate payment to any government official;

            (c) to any agent or intermediary representing the Company in communicating with government officials or agencies, unless the purpose of the representation and the amount of the payment are approved in writing by the Chief Executive Officer or Chief Financial Officer and by the General Counsel;

            (d) to any employee of another company who can directly or indirectly influence the making of a decision by the other company concerning any business transaction with the Company;

            (e) to any third party not providing goods or performing services for or on behalf of the Company; or

            (f)   in contravention of any law.

            This principle is not intended to preclude inexpensive entertainment, gifts or gratuities that: (a) are consistent with applicable law, accepted business practices and ethical standards in the country where made, (b) if known publicly would not embarrass the Company, (c) are accurately recorded in the Company's books and records, and (d) are made for one of the following purposes:

                  (i) sales and marketing programs approved by management and consistent with these policies; or

                  (ii) the facilitating or expediting of routine government action by government officials outside the United States, consistent with accepted business practice in the country where made. Routine government action is that which is ordinarily and commonly performed by government employees in granting permits or licenses, processing governmental papers, such as visas and work orders, providing police protection, mail pick-up and delivery, providing telephone service, power and water supply or providing other services of a routine nature associated with the conduct of business operations, but does not include entertainment, gifts or gratuities in connection with award of new business or the continuation of existing business or to obtain favorable treatment with respect to governmental taxes, fees or refunds.




            (4)   Employment of Relatives

            The Company hires and promotes individuals on a non-discriminatory basis, taking into account many factors, such as the skills and experience of the individual and the business needs of the Company. No employee may directly or indirectly supervise, manage or provide counsel with respect to a relative or an employee living in the same household or other employee in whom such individual has a personal interest. No employee may permit a personal relationship with another employee, whether as a result of being a relative or otherwise, to affect the discharge by such employee of his or her responsibilities.

            Relatives of, and individuals living in the same household as, members of employees who are in salary levels Grade 10 and above (or the local company equivalent) are not eligible for employment with the Company. In addition, relatives of, or individuals living in the same household as, employees of the Human Resources, Legal or Finance Departments are not eligible for employment.

            If two employees marry, both may continue their employment only if the Chief Human Resources Officer and General Counsel determine that the employees' positions present no conflict or potential conflict with these principles.

            (5)   Corporate Opportunity

            No Director or employee may, for his or her own benefit or for the benefit of any other person or entity (a) take advantage of an opportunity to acquire another business enterprise, to purchase property, or (b) seize any other business opportunity that comes to the attention of such person as a result of his or her relationship to the Company, if such opportunity is relevant to the Company's present or prospective business activities, without first offering the opportunity to the Company. In this connection, no editor may publish with or offer for publication to an outside publisher, an original article, book or other work of the type that may be published by the Company without first offering such article, book or other work to the Company for publication.

            Except with the prior approval of the Chief Human Resources Officer and General Counsel (or, in the case of the Chief Executive Officer, other Executive Officers, or direct reports of the Chief Executive Officer level 15 or higher, with the prior approval of the Compensation and Nominating Committee of the Board of Directors), no employee may be paid for any special services performed for the Company other than the regular salaries and/or bonuses for which such employee would be eligible in the normal course of business.

            (6)   Accuracy of Records

            It is essential that the integrity, accuracy and reliability of the Company's books, records and financial statements be maintained. No transaction may be entered into with the intent to document or record it in a deceptive manner, and no false or artificial documentation or book entry is to be made for any transaction. Similarly, all funds, assets and transactions must be accurately recorded on the appropriate books.

            (7)   Political Contributions

            Employees may participate in political activities of their individual choice. Such activities, however, may not occur on behalf of the Company or otherwise compromise or appear to compromise the independence or integrity of the Company or the employee in the performance of the employee's duties.
            It is illegal for the Company to make any contribution to candidates for U.S. federal elective office. Similar prohibitions or regulation of political contributions may exist in other jurisdictions. No employee may make any political contribution on behalf, or for the benefit, of the Company without the permission of the Chief Executive Officer and the General Counsel.

            (8)   Fair Dealing

            Each Director and employee must endeavor to deal fairly with the Company's customers, suppliers, competitors, and employees. It is unacceptable to take unfair advantage of anyone through misrepresentation of material facts or otherwise.

            (9)   Protection and Use of Company Assets

            All Directors and employees must protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets must be used for legitimate business purposes.

                      COMPLIANCE WITH COMPETITION OR ANTITRUST LAWS

            Antitrust or competition laws exist in many countries. While varying in scope, they are directed primarily against collusive market behavior among competitors and collective or individual abuses of market power. Adherence to these laws promotes the Company's determination to compete aggressively and fairly and prevents potentially severe penalties against the Company and individual employees.

            It is the policy of the Company to comply with all antitrust and competition laws applicable to its operations, and to avoid joint anticompetitive practices and abuses of market power. Any questions regarding the antitrust or competition laws should be referred to the Legal Department.




                             CUSTOMER AND CONSUMER RELATIONS


            The protection of our worldwide reputation and the maintenance and improvement of relationships with customers and potential customers is of vital importance to the Company. The quality and safety of the Company's products and their fair and accurate representation to customers and potential customers are key elements in these relationships.

            It is the policy of the Company to assure the continuity of its customer and consumer relationships by:

            (1) offering products that meet applicable government standards, or such higher standards as may be adopted by the Company; and

            (2) assuring the accuracy and propriety of any representations made by the Company concerning the quality and other characteristics of our products and services.


                        DISCLOSURE AND CONFIDENTIALITY OF COMPANY
                             INFORMATION AND INSIDER TRADING


            It is in the Company's interest to communicate in a forthright and accurate manner with its stockholders, employees and other interested public and private groups and institutions, and to respond to valid requests for public disclosure of information about its business and affairs. However, unauthorized disclosure or use of Company information for personal gain or advantage, including any improper trading in the Company's stock, is not in the interests of the Company, its stockholders or its employees, and is, therefore, prohibited.

            (1)   Disclosure by the Company

            The Company conducts a program of public disclosure of appropriate information through communications such as annual reports to stockholders, proxy statements, press releases, presentations to securities analysts, and reports filed with the United States Securities and Exchange Commission (SEC). The laws of other governmental jurisdictions in which the Company operates may require disclosure of additional or different financial or other information. Such requests should be referred to the Chief Financial Officer and/or General Counsel.

            Only spokespersons authorized by the Global Communications Department may communicate on behalf of the Company with the news media, and only spokespersons authorized by the Investor Relations Department may communicate on behalf of the Company with investors and members of the financial community.

            As a public company, the Company is required to file various periodic reports and documents with the Securities and Exchange Commission. It is the policy of the Company to:

            (a) make full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications that the Company makes; and

            (b) prevent unauthorized disclosure or use of Company information that is confidential or proprietary, including any non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. "Proprietary" information is any information developed or compiled by the Company that gives the Company an advantage over its competitors. Proprietary information includes, but is not limited to, all business, financial, marketing, planning or technical information, common knowledge or data that have not been released, published or otherwise become knowledge in the industry. The Company's Proprietary Information Policy provides additional guidance regarding this issue.

            (2)   Insider Trading Compliance

            Company policy and the law forbid any director or employee from trading in securities of the Company on the basis of "material nonpublic" information or from disclosing that information to others ("tipping"). Company policy and the law also forbid any employee who acquires knowledge of material nonpublic information about any other company in the course of carrying out his or her Company responsibilities from trading in that company's securities and from disclosing that information to others. Any questions regarding this policy should be referred to the General Counsel or the Corporate Secretary.

            (a)   Elements of Insider Trading

            Insider trading involves trading or helping others to trade in securities on the basis of information that is both "material" and "nonpublic."

                  (i) "Material" information is information that could reasonably be expected to affect the judgment of a reasonable investor as to whether to buy, sell or hold stock. It is impossible to list all the types of information that might be considered "material." Examples include information about Company earnings and other financial results and forecasts, dividends, important operational developments, mergers, acquisitions and divestitures, public or private securities offerings, threatened or pending litigation and extraordinary management developments.

                  (ii) Information is "nonpublic" until it has been effectively communicated to the marketplace. Information may be considered to be "nonpublic" until it has been reported by the Company to the SEC or has been the subject of a Company news release.

            (b)   Penalties for Insider Trading

            Penalties for insider trading are severe, both for individuals involved in this type of unlawful conduct and for the Company. Penalties include loss of profits; fines up to $1 million; and/or criminal penalties, including jail sentences.
            In addition, any violation of this policy by an employee may result in disciplinary action by the Company, which may include termination of employment.

            (c)   Avoiding Insider Trading

            Before trading in securities when you may have inside information, ask yourself the following questions:

                        1.    Is the information material?

                        2.    Has the information been made public?

            If you believe that the information is material and nonpublic, you should:
                        1. not purchase or sell the securities on behalf of yourself or others;

                        2. not communicate the information to other employees except those who need to know the information in connection with their job responsibilities;

                        3.    not communicate the information to
                              non-employees; and

                        4. take care to safeguard and restrict access to the information to prevent inadvertent disclosure.

            If you have questions, contact the General Counsel or the Corporate Secretary.




                                    EMPLOYEE RELATIONS

            The profitable growth of the Company's businesses depends on the development and effective use of the full range of our employees' abilities. The Company's Human Resources Policies, Practices and Procedures contain many of the employee relations policies of the Company. Several significant policies are summarized below.

            (1) Employment Policies

            It is the policy of the Company to provide for its employees:

            (a) terms and conditions of employment (such as compensation, benefits and development and career opportunities) free from bias, discrimination or harassment; and

            (b) a working environment conducive to their health, safety and security, by meeting applicable government standards or such higher standards as may be adopted by the Company.

            (2) Employment Terms

            The Company employs all employees "at will" except in certain non-U.S. locations where the "employment at will" status is not recognized.




                                PROTECTION OF ENVIRONMENT


            It is the policy of the Company to protect the environment by satisfying applicable legislative and regulatory requirements, or such higher standards as may be adopted by the Company, and to prevent or correct conditions that may pose a threat to the environment. Violations of prescribed standards for protecting the environment may involve severe penalties for both the Company and individual employees.




                             ADMINISTRATION OF THESE POLICIES


            (1) Compliance With Policies

                  (a) Directors and employees are expected to act fairly and honestly in all transactions with the Company and to maintain and support the demanding ethical standards of the Company. Although laws and regulations may be ambiguous and difficult to interpret, all employees must make a good faith attempt to follow not only the letter of the law, but also the spirit and intent of the law. Questions regarding any law or regulation should be directed to the Legal Department.

                  (b) Adherence to these policies can best be achieved by resolving any doubts in favor of full and prompt disclosure to appropriate persons at the Company. If a situation arises where an employee is unsure whether he or she or another employee has violated a policy, or becomes aware of a situation that may be prohibited by a policy, or is unsure about the best course of action in a particular situation, the employee must speak with his or her immediate supervisor or manager, the Chief Executive Officer, the General Counsel, the Chief Financial Officer or the Chief Human Resources Officer.

                  (c) Each Director and employee will be required to sign an annual certification representing that he or she understands all of these policies, agrees to be bound by them, has not engaged in conduct prohibited by these policies and has no knowledge of any violation of these policies.

            (2)   Disciplinary Action

            A violation of any one of these policies may result in disciplinary action, the severity of which may range up to and including termination of employment.

            (3)   Supervisor's Responsibilities

            Each employee in a supervisory position is responsible for maintaining his or her subordinates' awareness of these policies and the importance of complying with them.

            (4)   Employee's Responsibility

            Adherence to these policies is the responsibility of each Director and employee. Employees having knowledge of facts that constitute a violation of any of these policies, or a violation by the Company of any law, rule or regulation, must report the matter to the Chief Executive Officer, the General Counsel, the Chief Financial Officer or the Senior Vice President, Human Resources. No improper or illegal behavior will be justified by a claim that the behavior was ordered, ignored or tacitly approved by someone in higher authority. No one, regardless of position, is authorized to direct an employee to commit an act in violation of these policies, other Company policies or any law or regulation. Retaliation by any employee against another employee for reporting in good faith a potential violation is prohibited. Employees may submit concerns regarding questionable accounting or auditing matters by using the contact information contained on the Company's Intranet websites. Employees may request that such submissions be handled in a confidential, anonymous manner.

            (5)   Application, Implementation, and Compliance

            These policies apply to all Directors and employees of the Company, including all subsidiaries, operating divisions, and affiliated legal entities. To the extent local law in a jurisdiction in which the Company operates may be inconsistent with any of these policies, requirements of law take precedence. Any changes to these policies that may be required to comply with requirements of law may be made only with the advance approval of the General Counsel. These policies are in addition to, and not in substitution of, any other policies and procedures of the Company and its subsidiaries.

            Copies of these policies are to be distributed to all Directors and employees upon their joining the Company. To promote awareness and understanding, corporate officers, department heads, and managing directors will assure that the contents of these policies are the subject of periodic discussion among their subordinates, no less frequently than on an annual basis.

            (6)   Interpretation/Exceptions

            Questions of interpretation of these policies should be referred to the General Counsel, the Chief Human Resources Officer, or the Chief Financial Officer. Exceptions to these policies must be approved in writing by the General Counsel, the Chief Human Resources Officer, and the Chief Financial Officer. At their discretion, they may refer a matter to the Audit Committee of the Board of Directors. Exceptions involving the Chief Executive Officer, his or her direct reports level 15 or higher, or any Executive Officer of the Company must be approved by the Audit Committee of the Board of Directors, and exceptions involving a Director must be approved by the Board of Directors). To the extent required by law or regulation, exceptions involving Directors or Executive Officers must be promptly disclosed to shareholders.